Exhibit 23.2

Consent of Independent Auditor

Stronghold Digital Mining, Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 11, 2021, relating to the financial statements of Panther Creek Power Operating LLC, which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding Panther Creek Power Operating LLC’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

February 9, 2023